ASSET PURCHASE AGREEMENT

                                   BETWEEN

                           EARTHSHELL CORPORATION,
                      a Delaware corporation, as Debtor


                                     and


                        EARTHSHELL ACQUISITION CORP.,
                    a Delaware corporation, as Purchaser








                        Dated as of January 19, 2007



   ARTICLE I  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . .  1

        1.1   Definitions  . . . . . . . . . . . . . . . . . . . . . .  1
        1.2   Additional Definitions . . . . . . . . . . . . . . . . .  9
        1.3   Headings . . . . . . . . . . . . . . . . . . . . . . . .  9
        1.4   Schedules  . . . . . . . . . . . . . . . . . . . . . . .  9
        1.5   References to "Herein," or "Including" . . . . . . . . .  9

   ARTICLE II     PURCHASE AND SALE OF THE ACQUIRED ASSETS; PURCHASE
                  PRICE  . . . . . . . . . . . . . . . . . . . . . . . 10
        2.1   Purchase and Sale of the Acquired Assets . . . . . . . . 10
        2.2   Excluded Assets  . . . . . . . . . . . . . . . . . . . . 11
        2.3   Assumption of Liabilities  . . . . . . . . . . . . . . . 12
        2.4   Excluded Liabilities . . . . . . . . . . . . . . . . . . 12
        2.5   Purchase Price . . . . . . . . . . . . . . . . . . . . . 12
        2.6   Allocation of the Final Purchase Price . . . . . . . . . 13
        2.7   Contract Rejection and Assumption  . . . . . . . . . . . 13
        2.8   Cure of Defaults . . . . . . . . . . . . . . . . . . . . 14

   ARTICLE III    THE CLOSING  . . . . . . . . . . . . . . . . . . . . 14
        3.1   Time and Place of Closing  . . . . . . . . . . . . . . . 14
        3.2   Deliveries at Closing  . . . . . . . . . . . . . . . . . 14
        3.3   Sales, Use and Other Taxes, Prorations . . . . . . . . . 16

   ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF DEBTOR . . . . . . 16
        4.1   Organization . . . . . . . . . . . . . . . . . . . . . . 16
        4.2   Power and Authority  . . . . . . . . . . . . . . . . . . 16
        4.3   No Violation . . . . . . . . . . . . . . . . . . . . . . 17
        4.4   Actions  . . . . . . . . . . . . . . . . . . . . . . . . 17
        4.5   Compliance with Laws . . . . . . . . . . . . . . . . . . 17
        4.6   Title to Acquired Assets . . . . . . . . . . . . . . . . 17
        4.7   Approvals  . . . . . . . . . . . . . . . . . . . . . . . 18
        4.8   Broker's or Finder's Fees  . . . . . . . . . . . . . . . 18
        4.9   Designated Contracts . . . . . . . . . . . . . . . . . . 18
        4.10  Intellectual Property  . . . . . . . . . . . . . . . . . 18
        4.11  "AS IS" Transaction  . . . . . . . . . . . . . . . . . . 19

   ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . 20
        5.1   Organization and Good Standing . . . . . . . . . . . . . 20
        5.2   Power and Authority  . . . . . . . . . . . . . . . . . . 20
        5.3   No Violation . . . . . . . . . . . . . . . . . . . . . . 20
        5.4   Approvals  . . . . . . . . . . . . . . . . . . . . . . . 20
        5.5   Broker's or Finder's Fees  . . . . . . . . . . . . . . . 21

   ARTICLE VI     COVENANTS OF DEBTOR  . . . . . . . . . . . . . . . . 21
        6.1   Conduct of Business  . . . . . . . . . . . . . . . . . . 21
        6.2   Acquisition Proposals  . . . . . . . . . . . . . . . . . 21
        6.3   Access to Debtor . . . . . . . . . . . . . . . . . . . . 22
        6.4   Certificate of Service . . . . . . . . . . . . . . . . . 22

   ARTICLE VII    COVENANTS OF PURCHASER . . . . . . . . . . . . . . . 22
        7.1   Adequate Assurance . . . . . . . . . . . . . . . . . . . 22

                                      i



   ARTICLE VIII   AGREEMENTS OF PURCHASER AND DEBTOR . . . . . . . . . 23
        8.1   Employees  . . . . . . . . . . . . . . . . . . . . . . . 23
        8.2   Bankruptcy Court Orders  . . . . . . . . . . . . . . . . 23

   ARTICLE IX CONDITIONS TO PURCHASER'S OBLIGATIONS  . . . . . . . . . 25
        9.1   Representations and Warranties . . . . . . . . . . . . . 26
        9.2   Performance  . . . . . . . . . . . . . . . . . . . . . . 26
        9.3   Sale Order . . . . . . . . . . . . . . . . . . . . . . . 26
        9.4   Material Adverse Change  . . . . . . . . . . . . . . . . 26
        9.5   Compliance with Laws . . . . . . . . . . . . . . . . . . 26

   ARTICLE X  CONDITIONS TO DEBTOR'S OBLIGATIONS . . . . . . . . . . . 26
        10.1  Representations and Warranties . . . . . . . . . . . . . 27
        10.2  Performance  . . . . . . . . . . . . . . . . . . . . . . 27
        10.3  Sale Order . . . . . . . . . . . . . . . . . . . . . . . 27

   ARTICLE XI COVENANTS AND AGREEMENTS FOLLOWING THE CLOSING . . . . . 27
        11.1  Books and Records; Access  . . . . . . . . . . . . . . . 27
        11.2  Further Assurances . . . . . . . . . . . . . . . . . . . 27

   ARTICLE XII    TERMINATION  . . . . . . . . . . . . . . . . . . . . 28
        12.1  Termination  . . . . . . . . . . . . . . . . . . . . . . 28
        12.2  Effect of Termination  . . . . . . . . . . . . . . . . . 28

   ARTICLE XIII   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . 30
        13.1  Public Announcements . . . . . . . . . . . . . . . . . . 30
        13.2  Amendment; Waiver  . . . . . . . . . . . . . . . . . . . 30
        13.3  No Survival of Representations and Warranties  . . . . . 30
        13.4  Fees and Expenses  . . . . . . . . . . . . . . . . . . . 30
        13.5  Notices  . . . . . . . . . . . . . . . . . . . . . . . . 31
        13.6  Assignment . . . . . . . . . . . . . . . . . . . . . . . 32
        13.7  Governing Laws Consent to Jurisdiction . . . . . . . . . 32
        13.8  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . 33
        13.9  Entire Agreement . . . . . . . . . . . . . . . . . . . . 33
        13.10 Severability . . . . . . . . . . . . . . . . . . . . . . 33
        13.11 No Third Party Beneficiaries . . . . . . . . . . . . . . 34
        13.12 Enforcement  . . . . . . . . . . . . . . . . . . . . . . 34
        13.13 Counterparts . . . . . . . . . . . . . . . . . . . . . . 34















                                     ii




                          ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT, dated as of January 19, 2007, is made between EARTHSHELL CORPORATION, a Delaware corporation
   ("Debtor"), and EARTHSHELL ACQUISITION CORP., a Delaware corporation ("Purchaser").

                                  RECITALS

        A. Concurrently herewith, Debtor is commencing the case entitled In Re: Earthshell Corporation, Debtor (the "Case") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") by filing a voluntary petition in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") and continues to operate the Business.

        B. Debtor is a Delaware corporation engaged in the business of licensing of proprietary composite material technology for the manufacture of foodservice disposable packaging (the "Business").

        C. Purchaser desires to purchase from Debtor and Debtor desires to sell, convey, assign and transfer to Purchaser, the Acquired Assets (as herein defined), and in connection therewith Purchaser desires to assume certain specified obligations and liabilities of Debtor related thereto, all upon the terms and conditions set forth herein and in accordance with Sections 105, 363, 365 and 1123 of the Bankruptcy Code (collectively, the "Transactions").

                                  AGREEMENT

        In consideration of the premises, the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, subject to the terms and conditions contained herein, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS
                                 -----------

        1.1  DEFINITIONS

             The following terms, as used in this Agreement, shall have the following meanings:

        "Accounts" shall mean all rights of Debtor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) for a secondary obligation incurred or to be incurred.




        "Acquired Assets" shall have the meaning ascribed to such term in
   SECTION 2.1 hereof.

        "Acquisition Documents" shall mean, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and all agreements, instruments, certificates and other documents executed and delivered in connection herewith or contemplated hereby.

        "Action" shall mean any claim, dispute, demand, cause of action or action asserted in any arbitration, litigation, adversary proceeding, mediation, suit, investigation or other proceeding and any appeal therefrom.

        "Added Contracts" shall have the meaning ascribed to such term in
   SECTION 2.7 hereof.

         "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote fifty-one percent (51%) or more of the voting power of the outstanding voting securities of such Person, or (b) otherwise direct the management policies of such Person, by contract or otherwise.

        "Agreement" shall mean this Asset Purchase Agreement and shall include all of the Schedules and Exhibits attached hereto.

        "Allocation" shall have the meaning ascribed to such term in
   SECTION 2.6, hereof.

        "Alternative Transaction" shall mean any transaction occurring after the Bidding Procedures Order is entered involving the consummation of the sale of all or a material portion of the Business pursuant to Section 363(b) of the Bankruptcy Code or a plan of reorganization under Section 1123 of the Bankruptcy Code to a purchaser or purchasers other than Purchaser and/or one or more of its Affiliates at any time during the pendency of the Case.

         "Approval" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

        "Assets" shall mean both the Acquired Assets and the Excluded
   Assets.

        "Assigned Lease" shall mean any lease assigned by Debtor to Purchaser and assumed by Purchaser hereunder.

        "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement, substantially in the form attached hereto as EXHIBIT A.

        "Assumed Liabilities" shall have the meaning ascribed to such term in SECTION 2.3 hereof.

         "Bankruptcy Code" shall have the meaning ascribed to such term in the recitals to this Agreement.

        "Bankruptcy Court" shall have the meaning ascribed to such term in the recitals to this Agreement.

        "Bidding Procedures Hearing" shall have the meaning ascribed to such term in SECTION 8.2(b) hereof.

        "Bidding Procedures Order" shall have the meaning ascribed to such term in SECTION 8.2(b) hereof.

        "Bill of Sale" shall mean the bill of sale transferring to Purchaser the Acquired Assets, substantially in the form attached hereto as EXHIBIT B.

        "Books and Records" shall have the meaning ascribed to such term in SECTION 2.1(h) hereof.

        "Break-up Fee" shall mean cash in an amount equal to $300,000 except that if the Alternate Transaction is a sale of the Acquired Assets to the holder(s) of the Company's senior secured indebtedness who have credit bid, the Break-up Fee shall be zero dollars.

        "Business" shall have the meaning ascribed to such term in the recitals to this Agreement.

        "Business Day" shall mean a day that is not a Saturday, a Sunday or a day on which banks in the State of Illinois, Maryland or Missouri are required or authorized to close for regular banking business.

        "Case" shall have the meaning ascribed to such term in the recitals to this Agreement.

        "Claim" shall have the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code so long as such Claim arises out of or relates to the Acquired Assets, the Business or Debtor.

        "Closing" shall mean the consummation of the Transactions.

        "Closing Date" shall mean the Business Day that is not more than 10 days following the entry of the Sale Order if the Sale Order contains a Rule 6004(h) waiver, otherwise the Closing Date shall be no later than the 3rd day after the Sale Order becomes a Final Order, in any case subject to the satisfaction or waiver of the other conditions to Closing described in Articles IX and X hereof, or such other date to which Purchaser and Debtor may mutually agree.

        "Contract" shall mean each written or oral instrument, contract, license, sublicense and other agreement, including real property leases, operating leases, capital leases, unexpired leases of personal property and other leases, in each case relating to the Business, to which Debtor is a party or by which Debtor or any of the Acquired Assets is bound.

        "Cure Costs" shall have the meaning ascribed to such term in
   SECTION 2.3(a)(ii) hereof.

        "Debtor" shall have the meaning ascribed to such term in the preamble to this Agreement.

        "Deposit" shall mean cash in an aggregate amount equal to $350,000.

        "Designated Contracts" shall have the meaning ascribed to such term in SECTION 2.7 hereof.

        "Designated Contract List" shall have the meaning ascribed to such term in SECTION 2.7 hereof.

        "DIP Credit" shall mean the senior secured credit extended by Purchaser to Debtor pursuant to the DIP Financing Order.

        "DIP Advances" shall mean the aggregate amount of advances made by Purchaser to or for the benefit of Debtor pursuant to (a) the DIP Credit or (b) any other financing agreement which, in the case of this clause (b), is advanced prior to the date the Deposit is due to be made hereunder.

        "DIP Financing Order" shall mean, collectively, the interim order and any final order entered in the Case approving the DIP Credit.

        "DIP Obligations shall mean the aggregate of all liabilities, indebtedness and obligations owed from time to time by the Debtor to Purchaser with respect to the DIP Credit approved pursuant to the DIP Financing Order.

        "Drop Dead Date" shall mean March 30, 2007.

        "Effective Time" shall mean 12:01 a.m. on the Closing Date.

        "EKI Master License Agreement" shall mean the Amended and
   Restated License Agreement dated February 28, 1995, between E.
   Khashoggi Industries and Debtor (formerly known as Earthshell
   Container Corporation), as amended from time to time.

         "Equipment" shall mean each item of machinery, equipment (including office equipment), parts, computer hardware, tools, dies, jigs, patterns, molds, automobiles, trucks, and fixtures owned by Debtor as of the date hereof or any subsequent replacements or additions thereto, in each case which has been or is now used by Debtor in connection with the Business.

        "Equipment Leases" shall mean any and all leases of Equipment included in the Designated Contracts pursuant to which Debtor is the lessee.

        "Escrow Account" shall mean the escrow account established with Escrow Agent for the purposes of holding the Deposit, in accordance with the terms hereof.

        "Escrow Agent" shall mean J.P. Morgan Trust Company, National Association, as escrow agent.

        "Escrow Agreement" shall mean the Escrow Agreement to be entered into by and among Purchaser, Debtor and the Escrow Agent, in the form reasonably acceptable to the parties thereto and consistent with the terms hereof.

        "Excluded Assets" shall have the meaning ascribed to such term in
   SECTION 2.2 hereof.

        "Excluded Liabilities" shall have the meaning ascribed to such term in SECTION 2.4 hereof.

        "Executory Contracts" shall mean the Contracts of a Debtor which constitute executory contracts within the meaning of the Bankruptcy Code.

         "Final Order" shall mean an order (the finality of which may be waived by Purchaser in writing) entered by a court of competent jurisdiction as to which the time for appellate review has expired without any party having sought such review or the determination of any such review by the affirmance of such order.

         "Governmental Authority" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel, including the Bankruptcy Court.

        "Illinois Court" shall have the meaning ascribed to such term in
   SECTION 13.7(c) hereof.

        "Intellectual Property" shall mean all of the following that relate to the operation of the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all United States and foreign patents of any description, and applications therefor (whether owned or licensed), including any continuations, continuations-in-part, reissues, registrations, additions or extensions thereof; (b) United States (federal and state) and foreign trademarks (and goodwill associated therewith) and other trade names, service marks, domain names, logos, labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor; (c) United States and foreign copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code. systems documentation and websites); and (d) know-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, websites, software, databases, inventions, discoveries, improvements, designs, processes, formulae, recipes, shop rights, and other proprietary rights, (e) license agreements and other agreements of every kind and character relating to the Business, including the EKI Master License Agreement and any Sublicense Agreement, and (f) all Actions relating to any of the foregoing.

         "Interest" shall mean any interest of a Person other than Debtor in and to, or related to, any of the Acquired Assets to the fullest extent referred to in Section 363(f) of the Bankruptcy Code other than a Claim or Lien, including any option, right, claim of successor liability, ownership or other property interest of any type, voting or other restrictions, right-of-way, covenant, condition, leasehold, license, easement, encroachment, restriction, other third-party right or title defect or encumbrance of any nature whatsoever, whether legal or equitable in nature, secured or unsecured, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, senior or subordinated and whether contractual, statutory or common law in origin.

        "Inventory" shall mean, as to Debtor, all of Debtor's goods, wherever located, which (a) are held by Debtor for sale or lease or to be furnished under a contract of service; (b) are furnished by Debtor under a contract of service; or (c) consist of raw materials, work in process, finished goods, service parts, packaging materials, supplies, or materials used or consumed in the Business.

        "Knowledge" shall mean the actual knowledge (as opposed to imputed or constructive) of Vince Truant, Scott Houston and any other individual identified by Purchaser in writing delivered to Seller prior to the Closing.

        "Law" shall mean any law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process promulgated by any Governmental Authority as in effect from time to time (including any zoning or land use law or ordinance, building code, securities, blue sky, civil rights or occupational health and safety law or regulation and any court, administrative agency or arbitrator's order or process).

        "Liability" shall mean any debt, liability, commitment, responsibility, cost, expense and guaranty, warranty or obligation of any kind, character or nature whatsoever, whether based in common law or statute or arising under written contract or otherwise, known or unknown, primary or secondary, direct or indirect, choate or inchoate, secured or unsecured, tangible or intangible, real or potential, fixed, absolute, contingent or otherwise, and whether or not accrued or due or to become due.

        "Licenses" shall have the meaning ascribed to such term in
   SECTION 4.10 hereof.

        "Lien" shall have the meaning ascribed to such term in Section 101(37) of the Bankruptcy Code, including any statutory lien, pledge, mortgage, security interest, charge, conditional sale or other title retention agreement, or encumbrance of any kind or nature in or to the Acquired Assets to secure payment of a debt or performance of an obligation.

         "Material Adverse Change" shall mean any change or effect that is, or reasonably likely would result in, a material adverse change in the Acquired Assets or the Business, in each case taken as a whole.

         "Other Personal Property" shall mean all personal property (including parts, furniture and furnishings), other than Equipment, Receivables, Intellectual Property and Inventory, owned, held or leased by Debtor, in each case in connection with the operation of the Business.

        "Person" shall mean any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

        "Petition Date" shall mean January 19, 2007 on which an order for relief was entered in the Case.

        "Post-Petition Operating Accruals" shall mean the unpaid operating accruals of Debtor as of the Effective Time which accrued on or following the Petition Date.

        "Post-Petition Trade Debt" shall mean the unpaid trade debt of Debtor as of the Effective Time which accrued on or following the Petition Date.

         "Purchaser" shall have the meaning ascribed to such term in the preamble to this Agreement.

        "Purchase Price" shall have the meaning ascribed to such term in
   SECTION 2.5 hereof.

        "Purchase Price Offsets" means, without duplication, the sum of
   (a) the DIP Obligations, (b) the Break-up Fee if Purchaser has become the successful bidder after bidding a price in excess of a bid by another qualified bidder, (c) Cure Costs (provided that Cure Costs with respect to any Designated Contract, other than a license agreement constituting a Designated Contract, shall only constitute a Purchase Price Offset to the extent such costs do not exceed $10,000) and (d) to the extent assumed by Purchaser pursuant to this Agreement, the Post-Petition Trade Debt and the Post-Petition Operating Accruals.

         "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of Debtor: (a) all Accounts;
   (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable to Debtor in connection with any Account; (c) all payment intangibles of such Debtor (as said term is used in Article 9 of the Uniform Commercial Code, as enacted in the State of Illinois); (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof payable to Debtor or otherwise in favor or for the benefit of or delivered to Debtor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Debtor, whether from the sale and lease of goods or other property, licensing of any property, rendition of services or from loans or advances by Debtor or to or for the benefit of any third person (excluding loans or advances to any Affiliates or Subsidiaries of Debtor) or otherwise associated with any Accounts, Inventory or general intangibles of Debtor (but excluding the Excluded Assets).

         "Representative" shall mean, with respect to a Person, any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor (or potential investor), subcontractor, consultant or other authorized agent or representative of such Person.

         "Sale Hearing" shall have the meaning ascribed to such term in
   SECTION 8.2(c) hereof.

        "Sale Hearing Notice" shall have the meaning ascribed to such term in SECTION 8.2(b) hereof.

        "Sale Order" shall have the meaning ascribed to such term in
   SECTION 8.2(c) of this Agreement.

        "Schedules" shall mean the schedules annexed hereto and made a part hereof.

         "Sublicense Agreement" shall mean any Contract (as amended from time to time) pursuant to which Debtor licenses or sublicenses to any Person any Intellectual Property (including Intellectual Property licensed to Debtor), including any such Contract between Debtor, as licensor or sublicensor (as the case may be), and any of Purchaser,

   Assembly & Test Worldwide, Inc., Earthshell Hidalgo S.A. de C.V. or Earthshell Asia, as licensee or sublicensee (as the case may be).

        "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

        "Tax" or "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, taxes under Tax Code Section 59A, alternative, minimum, add-on, value-added, withholding and other taxes, assessments, charges, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any governmental authority (domestic or foreign), penalties and interest.

        "Tax Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Transactions" shall have the meaning ascribed to such term in the recitals to this Agreement.

        "Transfer" shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and "Transfer" or "Transferred," used as a verb, shall each have a correlative meaning.

        1.2 ADDITIONAL DEFINITIONS. In addition to the foregoing defined terms, other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement.

        1.3 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

        1.4 SCHEDULES. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned in this Agreement.

        1.5 REFERENCES TO "HEREIN," OR "INCLUDING". As used in this Agreement, the words "herein," "hereof," "hereby" and "hereunder" shall refer to this Agreement as a whole, and not to any particular section, provision or subdivision of this Agreement. Whenever the term "include" or "including" is used in this Agreement, it shall mean "including, without limitation," (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated.


                                 ARTICLE II

          PURCHASE AND SALE OF THE ACQUIRED ASSETS; PURCHASE PRICE
          --------------------------------------------------------

        2.1 PURCHASE AND SALE OF THE ACQUIRED ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, Debtor shall Transfer to (or cause to be Transferred to) Purchaser, and Purchaser shall purchase and accept from Debtor, all of Debtor's right, title and interest in and to all assets (other than Excluded Assets) held for use or used in connection with the operation of the Business, free and clear of all Liens, Claims and Interests (collectively, the "Acquired Assets"). The Acquired Assets include:

             (a) all Receivables of Debtor related to or arising out of the operation of the Business;

             (b) all Inventory of Debtor related to or arising out of the operation of the Business;

             (c)  the Equipment and Other Personal Property;

             (d)  the Intellectual Property;

             (e) all rights of Debtor under the Designated Contracts, including rights with respect to security deposits, and all rights against suppliers under warranties covering any of the Inventory or Equipment;

             (f) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids;

             (g) all prepaid expenses, security deposits, rebates and other credits owed to Debtor from third parties;

             (h) originals or copies of books, financial and other records and information which has been reduced to written, recorded or encoded form, in each case to the extent related to the Business (collectively, the "Books and Records");

             (i) licenses and permits used in the operation of the Business, to the extent transferable; and

             (j) all Claims and causes of action of Debtor against third parties to enforce rights under any of the foregoing categories of Acquired Assets.

        2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, including in Section 2.1 above, Debtor shall retain all of Debtor's right, title and interest in and to, and Debtor shall not Transfer to Purchaser, the following assets of Debtor
   (collectively, the "Excluded Assets"):

             (a)  all cash, cash equivalents and marketable securities;

             (b)  all Contracts that are not Designated Contracts;

             (c) all defenses, Claims, counter-Claims, rights of offset and other Actions against any Person asserting or seeking to enforce any Liability against Debtor, to the extent such Liability is not assumed by Purchaser pursuant to this Agreement;

             (d)  any rights of Debtor under this Agreement;

             (e) any avoidance or similar Actions, including Actions under Sections 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code;

             (f) any Tax refunds or credits arising out of the operation of the Business prior to the Closing Date;

             (g) any Books and Records related to Debtor's employees that are not hired by Purchaser at or following the Closing;

             (h) any insurance rights under or related to any contract of insurance issued to a Debtor or any of its Affiliates, including any insurance premium refunds; and

             (i) corporate minute books, stock transfer records and Tax returns of Debtor.

        2.3  ASSUMPTION OF LIABILITIES.

             (a) Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, perform, discharge and satisfy when due in accordance with their terms the following (and only the following) Liabilities (the "Assumed Liabilities"):

                  (i) Liabilities under any of the Designated Contracts but only to the extent accruing, or arising out of or relating to performance by Purchaser thereunder following the Effective Time;

                  (ii) all amounts which may be payable according to the
             Sale Order or other order of the Bankruptcy Court entered pursuant to Sections 365(b) of the Bankruptcy Code to cure defaults in connection with the assumption and assignment of the Designated Contracts ("Cure Costs");

                  (iii) any Post-Petition Trade Debt, to the extent included on Schedule 2.3(a)(iii) to be provided by Purchaser prior to the Closing Date; and

                  (iv) any Post-Petition Operating Accruals, to the
             extent included on Schedule 2.3(a)(iv) to be provided by Purchaser prior to the Closing Date.

             (b) From the date hereof through the Closing Date, Debtor shall use commercially reasonable efforts to obtain settlements or stipulations (but without any obligation of Debtor to pay any material amount in respect of such settlements) with any party that objects to the assumption and assignment of a Designated Contract or any related cure amount.

        2.4 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume or bear the economic burden of, and shall have no liability or obligation for, any Claims against, or Liabilities of, Debtor (collectively, the "Excluded Liabilities").
   The Excluded Liabilities include: (a) Liabilities for Taxes of Debtor;
   (b) Liabilities for any professional fees and costs incurred in connection with the bankruptcy cases of Debtor; (c) Liabilities under any executory contracts of Debtor which are not Designated Contracts; and (d) Liabilities for any pre-petition liabilities or expenses of Debtor.

        2.5 PURCHASE PRICE. The aggregate purchase price for the Acquired Assets shall be an amount equal to One Million Dollars ($1,000,000) less the aggregate amount of the Purchase Price Offsets (the "Purchase Price"). As additional consideration for the Acquired Assets, Purchaser shall also assume the Assumed Liabilities. Payment of the Purchase Price shall be made as follows:

             (a) Upon the later to occur of (i) the execution and delivery of this Agreement by Purchaser and Debtor, or (ii) January 17, 2007, Purchaser shall deposit with Escrow Agent an amount in cash equal to the Deposit LESS the aggregate amount of DIP Advances made prior to the date of this Agreement, which shall be administered in accordance with the terms of the DIP Financing Order. The amount so deposited shall be held by Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. Upon termination of this Agreement for any reason other than by Debtor pursuant to SECTION 12.1(c), Escrow Agent shall immediately pay to Purchaser all amounts in the Escrow Account in accordance with the terms of the Escrow Agreement. If this Agreement is terminated by Debtor pursuant to SECTION 12.1(c), Escrow Agent shall immediately pay to Debtor all amounts in the Escrow Account in accordance with the terms of the Escrow Agreement. Purchaser and Debtor, within 2 Business Days following termination of this Agreement, shall execute and deliver to Escrow Agent joint written instructions directing Escrow Agent to deliver all amounts in the Escrow Account in accordance with this SECTION 2.5(a).

             (b) At the Closing, Purchaser shall deliver to Debtor, by wire transfer of immediately available funds, to the account or accounts designated by Debtor, an amount equal to the Purchase Price LESS the amount of the Deposit.

        2.6 ALLOCATION OF THE FINAL PURCHASE PRICE. Following the Closing, Purchaser will submit to Debtor Purchaser's allocation of the Purchase Price for the Acquired Assets (including the cash purchase price and the assumption of the Assumed Liabilities) subject to the approval of Debtor, which approval shall not be unreasonably withheld, and pursuant to Section 1060 of the Tax Code and the regulations promulgated thereunder (the "Allocation"). Except as otherwise required by law, Purchaser and Debtor agree to use such Allocation in filing all required forms under Section 1060 of the Tax Code and not take any position inconsistent with such Allocation upon any examination of any such Tax Return, in any refund claim or in any tax litigation. Debtor and Purchaser shall also file IRS form 8594 in a manner consistent with this SECTION 2.6.

        2.7 CONTRACT REJECTION AND ASSUMPTION. SCHEDULE 2.7 sets forth a complete and accurate list prepared by Debtor of all Executory Contracts of Debtor as of the date of this Agreement, including (for each) Debtor's good faith estimate of the aggregate amount of Cure Costs as of the date hereof or other actions required to cure any defaults or breaches under such Contracts at the Closing. The agreements identified on SCHEDULE 2.7 (collectively, the "Designated Contracts List") with an asterisk are referred to in this Agreement collectively as the "Designated Contracts." The Designated Contracts are included within the Acquired Assets, and at the Closing, subject to Section 365 of the Bankruptcy Code, Debtor shall assign all of the Designated Contracts to Purchaser, on the terms and subject to the conditions of this Agreement. At least five Business Days prior to the Sale Hearing, Debtor shall update the Designated Contracts List and its good faith estimate of Cure Costs for the Contracts on
   SCHEDULE 2.7. Purchaser shall have the option, exercisable no later than two Business Days prior to the Closing Date, to exclude from the Acquired Assets any Contract or pending proposal, whether or not previously identified as a Designated Contract, or to add to the Acquired Assets as a Designated Contract, any Contract, whether or not previously identified as a Designated Contract, or pending proposals. Upon exercise of the option in the preceding sentence, the Designated Contracts List shall be deemed to be modified to give effect to such change as of the date hereof; provided that notwithstanding anything herein to the contrary, Debtor shall, pursuant to Section 365 of the Bankruptcy Code and the terms of this Agreement, move the Bankruptcy Court for the entry of a Final Order authorizing Debtor to assign to Purchaser at the Closing any Contract added to the Acquired Assets by Purchaser pursuant to the exercise of the option in the previous sentence that was not previously included on the Designated Contracts List ("Added Contracts"). If any Added Contract cannot be assigned to Purchaser at the Closing, Debtor shall use reasonable efforts following the Closing to obtain that relief expeditiously.

        2.8 CURE OF DEFAULTS. Subject to the prior approval of the Bankruptcy Court, Purchaser shall, on or prior to the Closing or such later date as may be set forth in the Sale Order, any other Final Order of the Bankruptcy Court with respect to Added Contracts or in a written agreement between Purchaser and the Person entitled thereto, pay to such Person the amount necessary to cure any and all monetary defaults (in an aggregate amount not to exceed the aggregate Cure Costs included in the Purchase Price Offsets) and breaches under and satisfy (or, with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision reasonably satisfactory to the Bankruptcy Court for satisfaction from funds of Purchaser) any Assumed Liability with respect to each Designated Contract or Added Contract with such Person as may be assumed by Debtor and assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.

                                 ARTICLE III

                                 THE CLOSING
                                 -----------

        3.1 TIME AND PLACE OF CLOSING. The Closing shall take place at 10:00 a.m., Central time, on the Closing Date at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Chicago, Illinois 60606, or remotely by facsimile or other electronic means. The Closing, the Transfer of the Acquired Assets, the effectiveness of the other Acquisition Documents, and the consummation of the Transactions shall be deemed to occur at the Effective Time.

        3.2  DELIVERIES AT CLOSING.

             (a) DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Debtor (or the party indicated below) the following:

                  (i) the amount set forth in SECTION 2.5(b) by wire transfer of immediately available funds;

                  (ii) the Assignment and Assumption Agreement;

                  (iii) a certificate of an executive officer of Purchaser to evidence compliance with the conditions set forth in SECTIONS 10.1 and 10.2 hereof;

                  (iv) any Cure Costs required pursuant to SECTION 2.8
             hereof (said Cure Costs to be paid to the Person entitled thereto as set forth in SECTION 2.8 above); and

                  (v) such other documents as reasonably requested by Debtor, including certificates of good standing, resolutions of the Board of Directors of Purchaser and certificates of incumbency and specimen signatures.

             (b) Deliveries by Debtor. At or prior to the Closing, Debtor shall deliver to Purchaser the following:

                  (i)  the Bill of Sale;

                  (ii) the Assignment and Assumption Agreement;

                  (iii) a certificate of Debtor to evidence compliance with the conditions set forth in SECTIONs 9.1 and SECTIONs 9.2 hereof and any other certificates to evidence compliance with the conditions set forth in ARTICLE IX hereof as may be reasonably requested by Purchaser or its counsel;

                  (iv) a certificate of good standing of Debtor, issued
             not earlier than ten days prior to the Closing Date by the Secretary of States of Delaware and Maryland;

                  (v) a certificate of amendment to Debtor's certificate of incorporation changing Debtor's corporate name to any name other than (or that is not confusingly similar to) Earthshell;

                  (vi) the Sale Order and the Confirmation Order, duly
             entered; and

                  (vii) such other documents as reasonably requested by
             Purchaser, including resolutions of the Board of Directors of Debtor and certificates of incumbency and specimen signatures.

        3.3 SALES, USE AND OTHER TAXES, PRORATIONS. Any sales, use, purchase, transfer, stamp, or documentary stamp Taxes which may be payable by reason of the sale of the Acquired Assets under this Agreement for the Transactions and any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such Taxes, shall be the responsibility and obligation of and timely paid by Debtor. Notwithstanding the foregoing, Debtor shall use reasonable efforts to include within the Sale Order a provision that Debtor's sale, transfer, assignment and conveyance of the Acquired Assets to Purchaser hereunder shall be free of Tax liability. In no event shall any party to this Agreement be responsible for the income Taxes of any other party that may arise as a consequence of the Transactions.

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF DEBTOR
                  ----------------------------------------

        With respect to the representations and warranties of Debtor, Purchaser specifically acknowledges and agrees that Purchaser will not have any recourse to Debtor, or any of its officers, shareholders, directors, or employees if any of the representations and warranties made in this Agreement or deemed made are untrue as of time of expression thereof. The only remedy for a breach of such representations and warranties shall be Purchaser's option, under certain circumstances, not to consummate the Transactions in accordance with and subject to the limitations set forth herein and, without limiting the foregoing, Purchaser shall have no remedy whatsoever for any such breach following the Closing.

        As an inducement to Purchaser to enter into this Agreement, subject to the foregoing, Debtor represents and warrants, as of the date hereof and as of the Closing Date as follows:

        4.1 ORGANIZATION. Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and except as affected by the pendency of the Case, has the requisite power and authority to own, operate and lease its properties and assets and to conduct the Business as it is now being owned, operated, leased and conducted. Debtor has qualified as a foreign corporation and is in good standing in the jurisdictions set forth on
   SCHEDULE 4.1.

        4.2 POWER AND AUTHORITY. Subject to Bankruptcy Court approval pursuant to the Sale Order, (i) Debtor has the requisite corporate power and authority to execute and deliver this Agreement and the other Acquisition Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the Transactions,

   (ii) the execution and delivery by Debtor of this Agreement and the other Acquisition Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by all necessary actions on the part of Debtor, and (iii) this Agreement and each other Acquisition Document to which Debtor is a party will constitute, upon the mutual execution and delivery thereof, the legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms.

        4.3 NO VIOLATION. Neither the execution and delivery by Debtor of this Agreement or any of the other Acquisition Documents to which Debtor is a party, the performance by Debtor of its obligations hereunder or thereunder, nor the consummation by Debtor of the Transactions, will (A) contravene any provision of the certificate of incorporation or bylaws of Debtor, (B) result in the creation or imposition of any Lien, Claim or Interest upon any of the properties or assets of Debtor, or (C) violate or conflict with any Law or any judgment, decree or order of any Governmental Authority to which Debtor is subject or by which Debtor or any of its assets or properties are bound.

        4.4 ACTIONS. Except as set forth on SCHEDULE 4.4 and except for Actions to be filed in the Bankruptcy Court with respect to the Case, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental or other investigations before any Governmental Authority, pending or, to Debtor's Knowledge, threatened, against Debtor or their directors, officers, shareholders or partners related to the Business or any Acquired Asset, or that questions or challenges the validity of this Agreement or the other Acquisition Documents or any action taken or proposed to be taken by Debtor pursuant hereto or thereto or in connection with the consummation of the transaction contemplated hereby.

        4.5 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.5 and except as excused by the Bankruptcy Code or in connection with the
   Case: (A) Debtor is not in violation of any Laws relating to the Business or the Acquired Assets, (B) Debtor has not been charged with or, to Debtor's Knowledge, been threatened with, any charge concerning any violation of any provision of any Law relating to the Business or the Acquired Assets that has not already been resolved, and (C) Debtor is not in violation of, or in default under, and no event has occurred which, with the lapse of time or the giving of notice, or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any Governmental Authority relating to the Acquired Assets or the Business.

        4.6 TITLE TO ACQUIRED ASSETS. Except as set forth on SCHEDULE 4.6, Debtor has, and at the Closing Debtor will Transfer to Purchaser, good title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Liens, Claims and Interests.

        4.7 APPROVALS. Except (i) for Approval of the Bankruptcy Court, and (ii) as otherwise set forth on SCHEDULE 4.7, no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Debtor in connection with the execution or delivery by Debtor of this Agreement and the other Acquisition Documents to which it is a party, the performance by Debtor of its obligations hereunder or thereunder or the consummation by Debtor of the Transactions, including the Transfer of the Acquired Assets to Purchaser.

        4.8 BROKER'S OR FINDER'S FEES. Neither Debtor nor any of its Affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder's or similar fee in connection with the Transactions, except where any fee or payment due such persons would be solely the obligation of Purchaser or its Affiliates.

        4.9 DESIGNATED CONTRACTS. SCHEDULE 2.7 is complete and accurate as of the date of this Agreement, and as amended in accordance with
   SECTION 2.7, will be complete and accurate as of the Closing Date. Complete and accurate copies of each written Contract (or written summaries of the terms of any oral Contract), including any amendment or modification thereto, included in the Acquired Assets have been previously delivered to Purchaser, including the EKI Master License Agreement and any Sublicense Agreement. All Contracts to which a Debtor is a party that are material to the Intellectual Property of such Debtor or otherwise material to the Business are set forth on
   SCHEDULE 2.7, including the EKI Master License Agreement and any Sublicense Agreement. All Designated Contracts as of the date hereof are valid and binding obligations of Debtor and, upon entry of the Sale Order or the Final Order regarding the Added Contracts, as the case may be, and assuming duly authorized execution by the other party thereto, will be enforceable in accordance with their terms, and such Designated Contracts are in full force and effect (subject to payment of any Cure Costs with respect thereto). Upon the cure of defaults in accordance with SECTION 2.7 and SECTION 2.8, Debtor will have cured all obligations required pursuant to each Designated Contract and the Bankruptcy Court to have been performed by Debtor through the Closing Date. Other than the defaults to be cured in accordance with SECTION 2.8, there is not as of the date hereof, and will not be as of the Closing Date, any default under any of the Designated Contracts by Debtor or, to Debtor's Knowledge, any other party to the Designated Contracts. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a material default by Debtor thereunder.

        4.10 INTELLECTUAL PROPERTY.   As disclosed on SCHEDULE 4.10, (a)
   Debtor is the owner of all right, title and interest in and to each item of Intellectual Property, and/or has the valid right to use such Intellectual Property, (b) the Intellectual Property is valid and
   enforceable and has not   been abandoned, canceled or adjudicated
   invalid, or is subject to any outstanding order, judgment, decree or consent or settlement agreement restricting its use or adversely affecting Debtor's rights thereto, (c) SCHEDULE 4.10 sets forth a list of all registrations and grants, and applications therefor, for any Intellectual Property, including domain names ("Registered IP"), (d) Debtor is the owner of record of all Registered IP and has filed all documents and paid all taxes, fees, and other financial obligations required to maintain in force and effect all such Registered IP until the Closing Date, (e) SCHEDULE 4.10 sets forth all licenses or other agreements (other than licenses for desktop or off-the-shelf software) under which Debtor is granted rights in intellectual property or has granted rights in the Intellectual Property to others (including the EKI Master License Agreement and all Sublicense Agreements) ("Licenses"), (f) all Licenses and Registered IP are part of the Acquired Assets and will be acquired, free and clear of all Liens, Claims and Interests, (g) Debtor's ownership and/or use of the Intellectual Property and its operation of the Business does not infringe the rights of any Person, (h) neither the conduct of any other person's or entity's business, nor the nature of any of the products it sells or services it provides, infringes upon or is inconsistent with any Intellectual Property, (i) except as disclosed on SCHEDULE 4.10, all Licenses or other agreements relating to Intellectual Property are in full force and effect, and there is no default by any party thereto, and (j) no third party has asserted ownership rights in any of the Intellectual Property, and Debtor has not licensed or sublicensed any third party to use the Intellectual Property except as set forth on SCHEDULE 4.10.

        4.11 "AS IS" TRANSACTION. Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Debtor make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Business, the Acquired Assets or the Transactions, including, income to be derived or expenses to be incurred in connection with the Acquired Assets, the physical condition of any personal property comprising a part of the Acquired Assets or which is the subject of any Designated Contract to be assumed by Purchaser at the Closing, the value or transferability of the Acquired Assets (or any portion thereof), the terms, amount, validity or enforceability of any Assumed Liabilities, the merchantability or fitness of the Acquired Assets (or any portion thereof for any particular purpose, or any other matter or thing relating to the Business or the Acquired Assets or any portion thereof). Without in any way limiting the foregoing, Debtor hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Acquired Assets. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of the Acquired Assets and all such other matters relating to or affecting the Acquired Assets as Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Acquired Assets, Purchaser is doing so based solely upon such independent inspections and investigations. Accordingly, Purchaser will accept the Acquired Assets at the Closing "AS IS," "WHERE IS," and "WITH ALL FAULTS."


                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER
                 -------------------------------------------

        As an inducement to Debtor to enter into this Agreement, Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date as follows:

        5.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted.

        5.2 POWER AND AUTHORITY. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Acquisition Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the Transactions. The execution and delivery by Purchaser of this Agreement and the other Acquisition Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by all necessary actions on the part of Purchaser. This Agreement and each other Acquisition Document to which Purchaser is a party will constitute, upon the mutual execution and delivery thereof, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

        5.3 NO VIOLATION. Neither the execution and delivery by Purchaser of this Agreement or any of the other Acquisition Documents to which it is a party, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the Transactions contemplated hereby or thereby, will (A) contravene any provision of the certificate of incorporation or bylaws of Purchaser,
   (B) result in the creation or imposition of any Lien, Claim or Interest in or upon any of the properties or assets of Purchaser, or
   (C) violate or conflict with any Law or any judgment, decree or order of any Governmental Authority to which Purchaser is subject or by which Purchaser or any of its assets or properties are bound.

        5.4 APPROVALS. Except as set forth on SCHEDULE 5.4, no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Purchaser in connection with the execution or delivery by it of this Agreement and the other

   Acquisition Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Transactions.

        5.5 BROKER'S OR FINDER'S FEES. Neither Purchaser nor any of its Affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder's or similar fee in connection with the Transactions, except where any fee or payment due such persons would be solely the obligation of Purchaser or its Affiliates.

                                 ARTICLE VI

                             COVENANTS OF DEBTOR
                             -------------------

        Debtor hereby covenants and agrees that, subject to the orders and direction of the Bankruptcy Court and except as otherwise consented to in writing by Purchaser or as otherwise contemplated by this Agreement, from and after the date hereof until the Closing:

        6.1 CONDUCT OF BUSINESS. Debtor shall, subject to the requirements and obligations under the Bankruptcy Code, (i) carry on the Business in the ordinary course and comply in all material respect with all applicable Laws and regulations; (ii) use all reasonable efforts to preserve intact Debtor's Business organization and relationships (including all vendors, customers and employees) and preserve the current value of the Acquired Assets and keep such assets in the same condition as on the date hereof, ordinary wear and tear excepted; (iii) not acquire, sell, assign, transfer, license, lease, encumber or dispose of any Acquired Assets outside the ordinary course of Business (including Intellectual Property); (iv) not take any action that would result in the failure of Debtor to satisfy the closing condition set forth in SECTION 9.4; (v) cause Debtor to comply in all material respects with all applicable laws; (vi) not reject any Designated Contracts; and (vii) promptly give Purchaser copies of a notice of any event of default or termination received from any counter-party to any Designated Contract so that Purchaser may intervene to protect any rights that it has under this Agreement in any proceeding to resolve any such notice; provided that, the foregoing shall not obligate Debtor to pay any Claim arising prior to the Petition Date, and provided further that, the foregoing shall not prevent Debtor from rejecting Contracts that are not Designated Contracts being assumed by Purchaser hereunder.

        6.2 ACQUISITION PROPOSALS. Anything herein to the contrary notwithstanding, at or prior to a hearing in the Bankruptcy Court on the motion to approve the Sale Order, Debtor may furnish information concerning the Business to any qualified Person in order to permit such Person to determine whether to make a higher and better offer for the Acquired Assets at such hearing or at such time prior to the hearing as the Bankruptcy Court may direct and Debtor and Debtor's

   Representatives may solicit, encourage and negotiate with any Persons to make offers for the Acquired Assets at or prior to such hearing, as the case may be; provided all potential bidders agree to be subject to substantially the same restrictions and limitations on the use of such information as those imposed on Purchaser. Any other prospective purchaser or Person who receives proprietary information regarding Debtor shall also agree to execute a separate non-disclosure agreement in form and substance acceptable to Purchaser. Debtor shall inform Purchaser of the terms and conditions of any competing offer made for any portion of the Business or the Acquired Assets immediately upon receipt of such offer, but no later than three Business Days prior to an auction of the Acquired Assets.

        6.3 ACCESS TO DEBTOR. Debtor shall use reasonable efforts to afford Purchaser and its Representatives reasonable access during normal business hours throughout any period from and after the date hereof until the Closing Date, upon two Business Day's prior notice, to the Books and Records, files, pleadings, data base, documents, properties, facilities, employees and customers of Debtor's relating to the Business or the Acquired Assets, as Purchaser may reasonably request; provided that such reasonable access shall not unduly interfere with Debtor's ongoing business, operations or obligations relating to the Case.

        6.4 CERTIFICATE OF SERVICE Within three Business Days following the date hereof, Debtor shall deliver to Purchaser a certificate of service, which certificate shall include (i) all parties entitled to notice of Debtor's intent to sell the Acquired Assets (and assume and assign the Designated Contracts) under Bankruptcy Rule 2002, the Bankruptcy Code or other applicable nonbankruptcy law, and (ii) all parties owning, claiming or asserting a Lien, Claim or other Interest in or to any of the Acquired Assets, including every other party to a Designated Contract.

                                 ARTICLE VII

                           COVENANTS OF PURCHASER
                           ----------------------

        Purchaser hereby covenants and agrees that, except as otherwise consented to in writing by Debtor or as otherwise contemplated by this Agreement, from and after the date hereof until the Closing:

        7.1 ADEQUATE ASSURANCE. Purchaser shall provide evidence and argument in support of the Sale Order in order to establish its ability to provide "adequate assurance of future performance" (within the meaning of Section 365(f)(2)(B) of the Bankruptcy Code) of any Contract identified as a Designated Contract or Added Contract. Debtor agrees to use its commercially reasonable efforts to cooperate with Purchaser in the presentation of such evidence and argument.

                                ARTICLE VIII

                     AGREEMENTS OF PURCHASER AND DEBTOR
                     ----------------------------------

        8.1 EMPLOYEES. Purchaser shall have the right, but not the obligation, to make offers of employment to the employees of Debtor, subject to the consummation of the Transactions.

        8.2  BANKRUPTCY COURT ORDERS.

             (a) Debtor hereby confirms that it is critical to the process of arranging an orderly sale of Debtor's assets to proceed by selecting Purchaser to enter into this Agreement in order to present the Bankruptcy Court with arrangements for obtaining the highest realizable prices for the Acquired Assets and that, without Purchaser having committed substantial time and effort to such process, the estate of Debtor would have to employ a less orderly process of sale and thereby both incur higher costs and risk attracting lower prices. Accordingly, the contributions of Purchaser to the process have indisputably provided very substantial benefit to the estate of Debtor. Debtor acknowledges that Purchaser would not have invested the effort in negotiating and documenting the proposed Transactions and incurring duties to pay its outside advisors if Purchaser were not entitled to the Break-up Fee incurred as a result of Purchaser's attempt to purchase the Acquired Assets, if Purchaser is not the successful bidder for the Acquired Assets or otherwise does not close on the Acquired Assets under the circumstances described herein.

             (b) On or before two Business Days following the execution and delivery of this Agreement, Debtor shall file a motion or motions with the Bankruptcy Court to set a hearing (the "Bidding Procedures Hearing") to consider entry of an order in a form and substance reasonably acceptable to Purchaser (the "Bidding Procedures Order") approving the Sale Hearing Notice (as defined below) and bidding procedures applicable to all bidders. Among other things, such Bidding Procedures shall include: (i) authorization of the Break-up Fee and providing that such Break-up Fee shall be entitled to priority over all other pre- and post-petition Claims under Section 364(c)(l) of the Bankruptcy Code, a senior Lien on the Acquired Assets under
   Section 364(d)(l) of the Bankruptcy Code and free of any surcharge under Section 506 of the Bankruptcy Code; (ii) the requirement that all qualified bidders must provide assurance adequate to Debtor (in Debtor's sole discretion) of their ability to perform the obligations pursuant to any bid, including a deposit equal to the amount of the Deposit in immediately available funds; (iii) the requirement that any qualified competing bid for all of the Acquired Assets must be in an amount of at least $500,000 in excess of the sum of the Purchase Price plus the Assumed Liabilities and must provide for the direct payment to Purchaser on or before the closing of the other sale of the Break-up Fee; (iv) the requirement that any subsequent qualified competing bid, including by Purchaser, must be in increments of no less than

   $50,000; (v) the requirement that all qualified competing bids must be for all of the Acquired Assets, but may also include any other assets of Debtor, and on the same or different terms; PROVIDED THAT that no such qualified competing bids may be accepted by Debtor unless the aggregate deposit and the aggregate consideration payable to Debtor thereunder complies with, and the other terms are subject to, the other provisions set forth in this SECTION 8.2(b); (vi) a provision entitling Purchaser to reduce, by the amount of the Break-up Fee and any outstanding DIP Obligations the amount of the cash portion of the Purchase Price otherwise payable by Purchaser, in the event that it elects to overbid any competing offer; (vii) the requirement that Debtor provide notice of the Sale Hearing to Debtor's creditors or their counsel and the other parties to the Designated Contracts (the "Sale Hearing Notice"); (viii) the requirement that all qualified competing bids be received no later than three Business Days before the date of the auction; (ix) the requirement that Debtor provide Purchaser (and the holder(s) of the Company's senior secured indebtedness who are credit bidding) with copies of any competing bids reasonably promptly after receipt of such bids but in no event later than two Business Days before the date of the auction; (x) the requirement that such qualified competing bids contain no financing or due diligence conditions; and (xi) the requirement that all qualified initial bids be on substantially the same terms and conditions as set forth in this Agreement or be accompanied by a mark-up of this Agreement showing all variations therefrom. The Bidding Procedures Hearing shall specify the notice to be given to creditors and other parties in interest in respect of the sale of the Acquired Assets and otherwise be in form and substance satisfactory to Purchaser in its reasonable discretion. Debtor, in accordance with applicable law and in consultation with Debtor's creditors, shall determine whether competing offers submitted pursuant to this SECTION 8.2(b) shall be deemed to be higher and better offers. It is anticipated that the auction shall occur within 30-45 days after execution of this Agreement.

             (c) On or before two Business Days following the execution and delivery of this Agreement, Debtor shall file with the Bankruptcy Court a motion to set a hearing (the "Sale Hearing") to consider entry of an order approving the sale of the Acquired Assets and the assumption and assignment of the Designated Contracts to Purchaser or an alternate purchaser ("Sale Order"), on an expedited basis, which may be the same motion as the motion seeking the Bidding Procedures Order;

             (d) Debtor shall use reasonable efforts to obtain the Bankruptcy Court's entry of (i) the Bidding Procedures Order on or before February 15, 2007, and in any event as soon as is reasonably practicable, and (ii) a Sale Order on or before March 16, 2007 approving of this proposed Transaction. The Sale Order shall be in form and substance reasonably acceptable to Purchaser and shall provide, among other things, that: (i) adequate notice of Debtor's motion to sell the Acquired Assets outside of the ordinary course of

   Debtor's business and to assume and assign the Designated Contracts has been duly given to all parties entitled thereto; (ii) Debtor is authorized to consummate the Transactions and to perform any other act that is necessary or appropriate for the consummation of the transfer of the Acquired Assets and to assign the Designated Contracts to Purchaser; (iii) except for the Assumed Liabilities, the Acquired Assets shall be conveyed and delivered to Purchaser upon Closing, free and clear of all Liens, Claims or Interests (other than Claims related to Assumed Liabilities), with all such Liens, Claims and Interests to attach to the proceeds payable to Debtor; (iv) that Purchaser has acted in "good faith" in connection with the Transactions, as provided in Section 363(m) of the Bankruptcy Code and that all conditions and terms of Section 363(f) of the Bankruptcy Code and the Bankruptcy Rules that are applicable thereto have been satisfied; and (v) any commissions or fees due to Debtor's brokers and investment bankers shall be paid out of the net proceeds of the sale of the assets.

             (e) In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from the Bidding Procedures Order, the Sale Order or the Confirmation Order, Debtor shall immediately notify Purchaser of such appeal or stay request and shall provide to Purchaser, within two Business Days of receipt, a copy of the related notice of appeal or order of stay or application for reconsideration. Debtor shall also provide Purchaser with copies of any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of any of such Orders and any related briefs. Debtor agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion and to use its reasonable efforts to obtain an expedited resolution of such appeal, provided that nothing herein shall preclude the parties hereto from consummating the Transactions if the Sale Order shall have been entered and not been stayed.

             (f) Debtor further agree to include Purchaser on the service list for all notices, motions, applications, pleadings and other documents filed in the Case or any related adversary proceedings, and any notices given pursuant to Debtor's debtor in possession financing arrangements, if any, and to support the entry of an order of the Bankruptcy Court approving such service by all parties in interest.

                                 ARTICLE IX

                    CONDITIONS TO PURCHASER'S OBLIGATIONS
                    -------------------------------------

        The obligations of Purchaser to purchase and accept transfer and delivery of the Acquired Assets are subject to the satisfaction on or, where appropriate, prior to, the Closing Date, of the following conditions, except to the extent that any such condition may have been waived in writing by Purchaser on or prior to the Closing Date:

        9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Debtor contained in ARTICLE IV of this Agreement shall have been true and correct when made and shall be true and correct in all material respects at and as of the Closing Date.

        9.2 PERFORMANCE. Debtor shall have performed and complied in all material respects with the covenants and obligations required by this Agreement to be performed or complied with by Debtor at or prior to the Closing Date.

        9.3  SALE ORDER.

             (a) The Sale Order shall have become a Final Order in form reasonably acceptable to Purchaser and be in full force and effect and not stayed as of the Closing Date and shall provide that (i) Debtor is authorized and directed to enter into the Transactions and the Acquisition Documents and to execute and deliver all documents and perform all acts necessary or appropriate to effectuate the sale of the Acquired Assets to Purchaser; and (ii) the Transactions are undertaken by Purchaser in good faith, as that term is used in Section 363(m) of the Bankruptcy Code, and Purchaser shall have all of the benefits of such section.

             (b) Notice of the hearing on the Sale Order shall have been duly given to (i) all parties entitled to notice of Debtor's intent to sell the Acquired Assets (and assume and assign the Designated Contracts) under Bankruptcy Rule 2002, the Bankruptcy Code or other applicable nonbankruptcy law, and (ii) all parties owning, claiming or asserting a Lien, Claim or Interest in or to any of the Acquired Assets, including all other parties to Designated Contracts.

        9.4 MATERIAL ADVERSE CHANGE. Following the date hereof, Debtor shall not have suffered or, to Debtor's Knowledge, been threatened with, any Material Adverse Change.

        9.5 COMPLIANCE WITH LAWS. As of the Closing Date, there shall not be issued and outstanding an order, decree, ruling or injunction of a Governmental Authority having competent jurisdiction restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement or the other Acquisition Documents.

                                  ARTICLE X

                     CONDITIONS TO DEBTOR'S OBLIGATIONS
                     ----------------------------------

        The obligations of Debtor to sell, transfer and deliver the Acquired Assets are subject to the satisfaction on or, where appropriate, prior to the Closing Date, of the following conditions, except to the extent that any such condition may have been waived in writing by Debtor on or prior to the Closing Date:

        10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in ARTICLE V of this Agreement shall have been true and correct when made and shall be true and correct in all material respects at and as of the Closing Date.

        10.2 PERFORMANCE. Purchaser shall have performed and complied in all material respects with the covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

        10.3 SALE ORDER. The Sale Order shall have been entered and shall constitute Final Orders.

                                 ARTICLE XI

               COVENANTS AND AGREEMENTS FOLLOWING THE CLOSING
               ----------------------------------------------

        11.1 BOOKS AND RECORDS; ACCESS. After the Closing Date, the parties hereto shall afford the other parties and their Representatives reasonable access to their books, records, personnel and other information with respect to the Business that is necessary for the purpose of obtaining information related to the Case or to other litigation or investigations, winding up the Case, Taxes and other reasonable business purposes, and shall cooperate with the other parties with respect to such matters. The right of access described in the immediately preceding sentence shall include the right to make and retain copies at the reviewing party's expense.

        11.2 FURTHER ASSURANCES. In addition to the actions, documents, files, pleadings and instruments specifically required to be taken or delivered by this Agreement or the other Acquisition Documents, whether on or before or from time to time after the Closing, and without further consideration, each party hereto shall make commercially reasonable efforts to take such other actions, and execute and/or deliver such other documents, data, pleadings, files, information and instruments, as the other party hereto or its counsel may reasonably request in order to effectuate and perfect the Transactions and the other Acquisition Documents, including (a) such actions as may be necessary to Transfer to Purchaser and to place Purchaser in possession or control of, all of the rights, properties, assets and businesses intended to be sold, Transferred, conveyed, assigned and delivered hereunder; (b) to permit Debtor or their representatives to assess and prosecute such claims and rights as they may deem appropriate with respect to events or circumstances relating to Debtor, any assets of Debtor not included within the Acquired Assets or the conduct of the Business prior to the Closing Date; or
   (c) to assist in the collection of any and all such rights, properties and assets or to enable Purchaser to exercise and enjoy all rights and benefits of Debtor with respect thereto.

                                 ARTICLE XII

                                 TERMINATION
                                 -----------

        12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

             (a)  by the mutual written consent of Purchaser and Debtor;

             (b) by Purchaser upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by Debtor pursuant to the terms of this Agreement or any of the Acquisition Documents, which breach would result in a condition to Closing set forth in ARTICLE IX hereof becoming incapable of fulfillment or cure (which condition has not been waived by Purchaser in writing) prior to the Drop Dead Date; provided, that Debtor shall have ten (10) days following such written notice in which to cure such breach before the Agreement shall be terminated;

             (c) by Debtor upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by Purchaser pursuant to the terms of this Agreement or any of the Acquisition Documents, which breach would result in a condition to Closing set forth in ARTICLE X hereof becoming incapable of fulfillment or cure (which condition has not been waived by Debtor in writing) prior to the Drop Dead Date; PROVIDED, THAT Purchaser shall have ten days following such written notice in which to cure such breach before the Agreement shall be terminated if, and only if, such breach occurs prior to the entry of the Sale Order;

             (d) by either Purchaser or Debtor if any Governmental Authority having competent jurisdiction shall have issued a Final Order, decree, ruling or injunction restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Acquisition Documents or vacating the Sale Order or the DIP Financing Order;

             (e) by Debtor or Purchaser upon the earlier of (i) a March 31, 2007 or (ii) the consummation of an Alternative Transaction;

             (f) by either Debtor or Purchaser if the Closing shall not have occurred on or before the Drop Dead Date; PROVIDED, HOWEVER that the right to terminate this Agreement under this SECTION 12.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (for purposes of this subsection (f) the failure or refusal by any party to provide any waiver that under the terms hereof may be given or withheld in such party's discretion shall not be deemed a failure to fulfill any obligation under this Agreement);

             (g) by Purchaser if the Bankruptcy Court has not entered the Bidding Procedures Order on or before February 15, 2007;

             (h) by Purchaser if any of the Designated Contracts shall have been rejected pursuant to Section 365 of the Bankruptcy Code or if any of the Designated Contracts are not assumed by Debtor and assigned pursuant to the terms of this Agreement;

             (i) by Purchaser if the Case shall have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or

             (j) by Purchaser if the Sale Order has not been entered on or before March 16, 2007.

        12.2 EFFECT OF TERMINATION.

             (a) In the event of the termination of this Agreement under SECTIONs 12.1, except with respect to this SECTION 12.2, SECTION 13.1, SECTION 13.2, SECTION 13.3, SECTION 13.4 and SECTIONs 13.7 through 13.12 hereof, (i) this Agreement shall forthwith become void, and (ii) subject to SECTION 12.2(b), there shall be no liability on the part of Debtor, Purchaser or any of their respective Representatives and, to the extent set forth in
        SECTION 2.5(a), Purchaser shall be entitled to the return of the Deposit in accordance with SECTION 2.5(a) (PROVIDED THAT Debtor shall be entitled to the Deposit if this Agreement is terminated by Debtor pursuant to SECTION 12.1(c) hereof).

             (b) If: (i) there is a termination of this Agreement pursuant to SECTION 12.1(e) and (ii) Purchaser is not in material breach of this Agreement or any other Acquisition Document, Debtor shall, concurrent with the consummation of the Alternative Transaction that gave rise to such termination, pay to Purchaser in immediately available funds an amount equal to the Break-up Fee, as a liability entitled to priority over all other pre-and post-petition Claims under Section 364(c)(1) of the Bankruptcy Code, a senior Lien in the Acquired Assets and the proceeds thereof under Section 364(d)(l) of the Bankruptcy Code and not subject to any surcharge under Section 506 of the Bankruptcy Code, in lieu of any losses Purchaser may suffer, and not as a penalty, as Purchaser's sole and exclusive remedy as a result of such a termination.

                                ARTICLE XIII

                                MISCELLANEOUS
                                -------------

        13.1 PUBLIC ANNOUNCEMENTS. Other than statements made in the Bankruptcy Court (or in pleadings filed therein), Purchaser and Debtor shall consult with each other before issuing any press release or making any public statement or other public communication with respect to this Agreement or the Transactions. Purchaser and Debtor shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable Law, any Governmental Authority with competent jurisdiction or any listing agreement with any national securities exchange. Notwithstanding the foregoing, Debtor shall not be prohibited from negotiating an Alternate Transaction, and marketing the Business in connection therewith; provided that Debtor does not utilize DIP Advances to fund such negotiation or marketing.

        13.2 AMENDMENT; WAIVER. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the terms or provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by another party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.2.

        13.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Debtor and Purchaser set forth in Articles IV and V hereof shall not survive the Closing.

        13.4 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear and pay all fees, costs and expenses incurred by it or any of its Affiliates in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the other Acquisition Documents and the Transactions (whether or not such Transactions are consummated) and the performance of their respective obligations under this Agreement, including any fees, expenses or commissions of any of its Representatives.

        13.5 NOTICES.

             (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and mailed or facsimiled or delivered by hand or courier service:
                  (i)    IF TO DEBTOR, TO:
                         EarthShell Corporation
                         1301 York Road, Suite 200
                         Lutherville, Maryland  20193
                         Fax: : (410)847-9431
                         Attn:  Bill Mooney

                         WITH A COPY, WHICH SHALL NOT CONSTITUTE
                         NOTICE, TO:
                         Whiteford, Taylor & Preston LLP
                         7 St. Paul Street
                         Baltimore, MD 21202
                         Fax:    (410)223-4302
                         Attn:   Brent C. Strickland

                  (ii)   IF TO PURCHASER, TO:
                         ReNewable Products, Inc.
                         1107 Springfield Road
                         Lebanon, Missouri  65536
                         Fax:
                         Attn:   James A. Cooper

                         WITH A COPY, WHICH SHALL NOT CONSTITUTE
                         NOTICE, TO:

                         Schiff Hardin LLP
                         6600 Sears Tower
                         Chicago, Illinois 60606
                         Fax:    (312) 258-5600
                         Attn:   Roger R. Wilen and J. Mark Fisher

             (b) All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the day of receipt; PROVIDED, HOWEVER, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, nationally recognized private courier or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days following its delivery by facsimile.

        13.6 ASSIGNMENT. This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Debtor or Purchaser, except Purchaser may assign its rights to an Affiliate of Purchaser or any entity in which Purchaser has an interest. Any assignment made in contravention of the terms of this
   SECTION 13.6 shall be void AB INITIO.

        13.7 GOVERNING LAWS CONSENT TO JURISDICTION.

             (a) This Agreement and the legal relations among the parties hereto shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

             (b) Until the entry of an order either closing or dismissing the Case, each party hereto: (i) irrevocably elects as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consents to the exclusive jurisdiction of, the Bankruptcy Court; (ii) expressly waives any defense or objection to jurisdiction or venue based on the doctrine of forum non conveniens; and (iii) stipulates that the Bankruptcy Court shall have in personam jurisdiction and venue over such party.

             (c) After the entry of an order either closing or dismissing the Case, each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any Illinois state or federal court (an "Illinois Court") in any Action arising out of or relating to this Agreement or the other Acquisition Documents, and each such party hereby irrevocably agrees that all claims in respect of such Action shall be heard and determined in such Illinois Court. Each party, to the extent permitted by applicable Laws, hereby expressly waives any defense or objection to jurisdiction or venue based on the doctrine of forum non conveniens, and stipulates that any Illinois Court shall have in personam jurisdiction and venue over such party for the purpose of litigating any dispute or controversy between the parties arising out of or related to this Agreement or the other Acquisition Documents. in the event any party shall commence or maintain any Action arising out of or related to this Agreement in a forum other than an Illinois Court, the other party shall be entitled to request the dismissal or stay of such Action, and each such party stipulates for itself that such Action shall be dismissed or stayed. To the extent that any party to this Agreement has or hereafter may acquire any immunity from jurisdiction of any Illinois Court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each such party hereby irrevocably waives such immunity.

             (d) After the entry of an order either closing or dismissing the Case, each party irrevocably consents to the service of process of any of the Illinois Courts in any such Action by any means permitted by the rules applicable in such Illinois Court including, if permissible, personal delivery of the copies thereof or by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it as its address specified in accordance with SECTION 13.5 above, such service to become effective upon the earlier of (i) the date ten calendar days after such mailing or (ii) any earlier date permitted by applicable Law.

        13.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER ACQUISITION DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
   (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER ACQUISITION AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.

        13.9 ENTIRE AGREEMENT. This Agreement and the other Acquisition Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto, their respective Affiliates or any of the Representatives of any of them with respect thereto. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement and the other Acquisition Documents other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and the other Acquisition Documents.

        13.10 SEVERABILITY. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof; but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity, scope or subject, the parties request that it be construed, by limiting and reducing it, so as to be enforceable to the fullest extent permitted under applicable Law.

        13.11 NO THIRD PARTY BENEFICIARIES. Except as and to the extent otherwise provided herein, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the parties hereto and their respective successors and permitted assigns.

        13.12 ENFORCEMENT. If a party shall be in breach of this Agreement, such party shall pay on demand all costs and expenses of enforcement of this Agreement, including reasonable legal fees and expenses.

        13.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile or other electronic means, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

                                  * * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.


                                      DEBTOR


                                      EARTHSHELL CORPORATION



                                      By:     /s/ Vincent J. Truant
                                              ----------------------------
                                      Name:   Vincent J. Truant
                                      Title:  CEO



                                      PURCHASER

                                      EARTHSHELL ACQUISITION CORP.



                                      By:     /s/ James A. Cooper
                                              ----------------------------
                                      Name:   James A. Cooper
                                      Title:  President




                       LIST OF EXHIBITS AND SCHEDULES




                                  EXHIBITS
                                  ---------


        Exhibit A                Form of Assignment and Assumption
                                 Agreement
        Exhibit B                Form of Bill of Sale

        Schedule 2.3(a)(iii)     Assumed Post-Petition Trade Debt
        Schedule 2.3(a)(iv)      Assumed Post-Petition Operating Accruals
        Schedule 2.7             Designated Contracts
        Schedule 4.1             Foreign Qualification
        Schedule 4.4             Actions
        Schedule 4.5             Compliance with Laws
        Schedule 4.6             Title to Acquired Assets
        Schedule 4.7             Debtor Approvals
        Schedule 4.10            Intellectual Property
        Schedule 5.4             Purchaser Approvals